Boomer Naturals, Inc.

Table of Contents

Table of Contents

Page

Report of Independent Registered Public Accounting Firm	1

Financial Statements

Balance Sheet	2

Statement of Operations	3

Statement of Stockholders’ Equity	4

Statement of Cash Flows	5

Notes to Financial Statements	6

200 Sandpointe Avenue, Suite 560 Santa Ana, CA 92707 (949) 326-CPAS (2727) www.bkcpagroup.com

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Boomer Naturals, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Boomer Naturals, Inc. (the “Company”) as of December 31, 2019, and the related statement of operations, stockholders’ equity, and cash flows for the period June 7, 2019 (date of formation) to December 31, 2019. In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2019, and the results of its operations and its cash flows for the period June 7, 2019 (date of formation) to December 31, 2019 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Santa Ana, CA

February 17, 2020

We have served as the Company’s auditor since 2019

December 31,	2019

ASSETS

Current Assets:
Cash	$684,351
Accounts receivable, net of allowance for bad debt of $0	10,060
Inventories, net	49,203
Prepaid expenses and other current assets	23,511
Total current assets	767,125

Non-current Assets:
Property and equipment, net	114,472
Operating lease right-of-use assets, net	1,173,515
Total non-current assets	1,287,987

Total assets	$2,055,112

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable	$355,067
Accrued expenses	166,270
Lines of credit - related parties	406,021
Current portion of operating lease liabilities	250,665
Total current liabilities	1,178,023
Operating lease liabilities, less current portion	960,694

Total liabilities	2,138,717

Commitments and Contingencies

Stockholders’ Deficit:
Common stock, no par value; 200,0000,000 shares authorized, 121,446,757 shares issued and outstanding	—
Additional paid-in capital	2,782,468
Accumulated deficit	(2,866,073)

Total stockholders' deficit	(83,605)

Total liabilities and stockholders’ deficit	$2,055,112

See accompanying financial statements notes

June 7, 2019 (date of formation) to December 31, 2019	Amount

Net sales	$371,650

Cost of sales	165,461

Gross profit	206,189

Operating expenses:
Sales and marketing	647,831
General and administrative	2,377,090
Total operating expenses	3,024,921

Loss from operations	(2,818,732)

Other income (expense):
Interest income	300
Interest expense	(47,641)
Total other expense, net	(47,341)

Loss before income tax provision	(2,866,073)

Income tax provision	—

Net loss	$(2,866,073)

Earnings (loss) per share:
Basic and diluted	$(0.04)

Weighted average number of common shares outstanding:
Basic and diluted	79,457,576

See accompanying financial statements notes

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Deficit

Balances - June 7, 2019 (date of formation)	—	$—	$—	$—	$—

Issuance of stock	121,446,757	—	2,782,468	—	2,782,468

Net loss	—	—	—	(2,866,073)	(2,866,073)

Balances - December 31, 2019	121,446,757	$—	$2,782,468	$(2,866,073)	$(83,605)

See accompanying financial statements notes

June 7, 2019 (date of formation) to December 31, 2019	Amount

Cash flows from operating activities:
Net loss	$(2,866,073)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense - property and equipment	2,982
Changes in assets and liabilities:
Accounts payable	355,067
Accounts receivable	(10,060)
Inventories	(49,203)
Prepaid expenses and other current assets	(23,511)
Operating lease right-of-use assets, net of liabilities	37,844
Accrued expenses	166,270
Net cash used in operating activities	(2,386,684)

Cash flows from investing activities:
Purchases of property and equipment	(117,454)
Net cash used in investing activities	(117,454)

Cash flows from financing activities:
Borrowing from line of credit - related parties	406,021
Issuance of common stock	2,782,468
Net cash provided by financing activities	3,188,489

Net increase in cash	684,351

Cash – beginning of year	—

Cash – end of year	$684,351

Supplemental disclosures of cash flow information
Cash paid during the year for:
Interest	$35,427
Income taxes	$—

See accompanying financial statements notes

1.	NATURE OF OPERATIONS

Boomer Naturals Inc., a wholly owned subsidiary of Boomer Holdings Inc. (the “Company”) was incorporated in July 2019 and is headquartered in Las Vegas, Nevada. The Company engages in the development and sale of the proprietary CB5 wellness formula in the United States of America and internationally. All of the Company’s sales relate to CB5 and its related products.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of the Company is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representation of the company’s management who are responsible for the integrity and objectivity of the financial statements. These accounting policies confirm to accounting principles generally accepted in the United State of America and have been consistently applied in the preparation of the financial statements.

Basis of Presentation and Consolidation

These accounting policies conform to generally accepted accounting principles in the United States of America (“GAAP”) and have been consistently applied in the preparing the Firm’s financial statements. The accounting and reporting policies of the Company are in accordance with accounting principles generally accepted in the United States of America, which is based on the accrual method of accounting.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates include, but are not limited to, the estimated useful lives of property and equipment, patent and trademark, the ultimate collection of accounts receivable and accrued expenses. Actual results could materially differ from those estimates.

Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, the price is fixed or determinable, and collectability is reasonably assured, and delivery has occurred or services have been rendered. The Company offers the CB5 proprietary formula various channels, e-commerce, and brick and mortar retail

The Company includes shipping and handling costs in cost of sales. Amounts billed for shipping and handling are included with revenues in the statement of operation.

The Company recognizes an allowance for estimated future sales returns in the period revenue is recorded, based on pending returns and historical return data, among other factors. Management did not believe any allowance for sales returns was required at December 31, 2019.

Advertising Expense

Advertising costs are expensed as incurred. Advertising expense amounted to $844,197 for the period June 7, 2019 (date of formation) to December 31, 2019.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Accounts Receivable

Accounts receivable are carried at original invoice amount less the allowance for doubtful accounts based on a review of all outstanding amounts at year end. Management determines the allowance for doubtful accounts based on a combination of write-off history, aging analysis, and any specific known troubled accounts. Trade receivables are written off when deemed uncollectible.

Inventories

Inventories primarily consist of finished goods and are stated at the lower of cost (first-in-first-out) or market. The Company maintains an allowance for potentially excess and obsolete inventories and inventories that are carried at costs that are higher than their estimated net realizable values.

Property and Equipment

Property and equipment consist of leasehold improvements, furniture and fixtures, machinery and equipment are stated at cost. Property and equipment are recorded at cost. Depreciation of property and equipment is provided using the straight-line method over the estimated useful lives of the assets, generally 5-7 year. Leasehold improvements are depreciated over the shorter of the useful life of the improvement or the lease term, including renewal periods that are reasonably assured.

Cash and Cash Equivalents

The Company considers all deposits with financial institutions and all highly liquid investments with original maturities of three months or less to be cash equivalents. There were no cash equivalents at December 31, 2019.

Impairment of Long-lived Assets

In accordance with ASC 360, “Property, Plant, and Equipment,” the Company reviews for impairment of long-lived assets and certain identifiable intangibles whenever events or circumstances indicate that the carrying amount of assets may not be recoverable. The Company considers the carrying value of assets may not be recoverable based upon our review of the following events or changes in circumstances: the asset’s ability to continue to generate income from operations and positive cash flow in future periods; loss of legal ownership or title to the assets; significant changes in our strategic business objectives and utilization of the asset; or significant negative industry or economic trends. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset are less than its carrying amount.

As of December 31, 2019, the Company was not aware of any events or changes in circumstances that would indicate that the long-lived assets are impaired.

Fair Value of Financial Instruments

The Company records its financial assets and liabilities at fair value, which is defined under the applicable accounting standards as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measure date. The Company uses valuation techniques to measure fair value, maximizing the use of observable outputs and minimizing the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair Value of Financial Instruments (continued)

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Inputs include management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. The inputs are unobservable in the market and significant to the instrument’s valuation.

As of December 31, 2019, the Company believes that the carrying value of cash, account receivables, accounts payable, accrued expenses, and other current assets and liabilities approximate fair value due to the short maturity of theses financial instruments. The financial statements do not include any financial instruments at fair value on a recurring or non-recurring basis.

Income Taxes

The Company has elected to be taxed as an S-corporation. Accordingly, except for a minimal state tax, the Company is not taxed at the corporate level; rather, the tax on corporate income is paid and the benefits of losses are recognized at the stockholder level. Therefore, no provision or credit for federal income taxes has been included in the financial statements.

Certain transactions of the Company are subject to accounting methods for income tax purposes which differ from the accounting methods used in preparing the financial statements. Accordingly, the net income of the Company reported for federal income tax purposes may differ from the net income reported in these financial statements. The major differences relate to accounting for depreciation on property and equipment, stock compensation, and research credits.

The Company has adopted ASC 740-10-25, which provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax position. The Company must recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution. The Company did not recognize additional liabilities for uncertain tax positions as a result of the implementation of ASC 740-10-25 for the year ended December 31, 2019.

The Company is no longer subject to federal and state income tax examination by tax authorities for year ended before 2019, respectively.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are accounts receivable and other receivables arising from its normal business activities. The Company has a diversified customer base. The Company controls credit risk related to accounts receivable through credit approvals, credit limits and monitoring procedures. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectable accounts and, as a consequence, believes that its accounts receivable related credit risk exposure beyond such allowance is limited.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Concentration of Credit Risk (continued)

All of the Company’s revenues are derived from the sale of the proprietary CB5 formula and related products. E-commerce accounted for 44 % of revenues for the year ended December 31, 2019, respectively and brick and mortar retail accounted for 56% of revenues for the year ended December 31, 2019, respectively. The Company’s principal market in 2019 was the United States, but the Company plans to expand internationally in 2020. The Company maintains its cash and cash equivalents with various credit institutions. Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, deposits of up to $250,000 at FDIC-insured institutions are covered by FDIC insurance. At times, deposits may be in excess of the FDIC insurance limit; however, management does not believe the Company is exposed to any significant related credit risk.

Leases

Prior to December 31, 2019, the Company accounted for leases under Accounting Standards Codification (ASC) 840, Accounting for Leases. Effective from December 31, 2019, the Company adopted the guidance of ASC 842, Leases, which requires an entity to recognize a right-of-use asset and a lease liability for virtually all leases

On February 25, 2016, the FASB issued Accounting Standards Update No. 2016-02, Leases (Topic 842), to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing transactions. ASC 842 requires that lessees recognize right of use assets and lease liabilities calculated based on the present value of lease payments for all lease agreements with terms that are greater than twelve months.

ASC 842 distinguishes leases as either a finance lease or an operating lease that affects how the leases are measured and presented in the statement of operations and statement of cash flows. ASC 842 supersedes nearly all existing lease accounting guidance under GAAP issued by the Financial Accounting Standards Board (“FASB”) including ASC Topic 840, Leases.

For operating leases, we calculated right of use assets and lease liabilities based on the present value of the remaining lease payments as of the date of adoption using the IBR as of that date.

The adoption of ASC 842 resulted in recording an adjustment to operating lease right of use assets and operating lease liabilities of $1,214,052 million and $1,251,896 million, respectively as of December 31, 2019. The difference between the operating lease ROU assets and operating lease liabilities at transition represented tenant improvements, and indirect costs that was derecognized. The adoption of ASC 842 did not materially impact our results of operations, cash flows, or presentation thereof.

Recent accounting pronouncement not yet effective

FASB ASU 2016-02 “Leases (Topic 842)” – In February 2016, the FASB issued ASU 2016-02, which will require lessees to recognize almost all leases on their balance sheet as a right-of-use asset and a lease liability. For income statement purposes, the FASB retained a dual model, requiring leases to be classified as either operating or finance. Classification will be based on criteria that are largely similar to those applied in current lease accounting, but without explicit bright lines. Lessor accounting is similar to the current model but updated to align with certain changes to the lessee model and the new revenue recognition standard. This ASU is effective for fiscal year beginning after December 15, 2019, including interim periods within those fiscal year beginning after December 15, 2020. We are currently evaluating the potential impact this standard will have on our financial statements and related disclosures.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent accounting pronouncement not yet effective (continued)

FASB ASU 2016-15 “Statement of Cash Flows (Topic 230)” – In August 2016, the FASB issued 2016-15. Stakeholders indicated that there is a diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. ASU 2016-15 addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. This ASU is effective for annual reporting periods beginning after December 15, 2018, and interim periods within those fiscal year beginning after December 15, 2019. Early adoption is permitted. Adoption of this ASU will not have a significant impact on our statement of cash flows.

FASB ASU 2016-12 “Revenue from Contracts with Customers (Topic 606)” – In May 2016, the FASB issued 2016-12. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2016-12 provides clarification on assessing collectability, presentation of sales taxes, noncash consideration, and completed contracts and contract modifications.

This ASU is effective for annual reporting periods beginning after December 15, 2018, and interim periods beginning after December 15, 2019. We are currently assessing the potential impact this standard will have on our financial statements and related disclosures.

3.	PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

June 7, 2019 (date of formation) to December 31, 2019	Amount

Furniture and equipment	$14,381
Leasehold Improvement	102,666
Computer	409

Total property and equipment	117,456
Total accumulated depreciation	(2,984)

Total property and equipment, net	$114,472

Depreciation and amortization expense on property and equipment amounted to $2,984 for the period June 7, 2019 (date of formation) to December 31, 2019.

4.	LINES OF CREDIT – RELATED PARTIES

Lines of credit consisted of the following:

June 7, 2019 (date of formation) to December 31, 2019	Amount

July 2019 ($300,000 line of credit) - Line of credit with maturity date of June 30, 2021 with 6% interest per annum with unpaid principal balance and accrued interest payable on the maturity date.	$80,681

July 2019 ($150,000 line of credit) - Line of credit with maturity date of June 30, 2021 with 6% interest per annum with unpaid principal balance and accrued interest payable on the maturity date.	65,300

July 2019 ($300,000 line of credit) - Line of credit with maturity date of June 30, 2021 with 6% interest per annum with unpaid principal balance and accrued interest payable on the maturity date.	260,040

Total lines of credit	406,021

Less: Short-term portion	—

Total lines of credit - current portion	$406,021

July 2019 - $300,000 line of credit

On July 1, 2019, the Company entered into a line of credit agreement in the amount of $300,000 with maturity date of June 30, 2021. The line of credit bears interest at 6% per annum and interest and unpaid principal balance is payable on the maturity date. The Company had unused line of credit of $219,319 as of December 31, 2019

July 2019 - $150,000 line of credit

On July 1, 2019, the Company entered into a line of credit agreement in the amount of $150,000 with maturity date of June 30, 2021. The line of credit bears interest at 6% per annum and interest and unpaid principal balance is payable on the maturity date. The Company had unused line of credit of $84,700 as of December 31, 2019.

July 2019 - $300,000 line of credit

On July 1, 2019, the Company entered into a line of credit agreement in the amount of $300,000 with maturity date of June 30, 2021. The line of credit bears interest at 6% per annum and interest and unpaid principal balance is payable on the maturity date. The Company had unused line of credit of $39,960 as of December 31, 2019.

Total interest expense under lines of credit for the period July 1, 2019 (date of formation) to December 31, 2019 was $12,214.

5.	EARNINGS PER SHARE

The Company calculates earnings per share in accordance with ASC 260, “Earnings Per Share,” which requires a dual presentation of basic and diluted earnings per share. Basic earnings per share are computed using the weighted average number of shares outstanding during the fiscal year. Dilutive earnings per share is computed on the basis of the weighted average number of shares plus potentially dilutive common shares which would consist of stock options outstanding (using the treasury method), which was none since the Company had net losses and any additional potential shares would be antidilutive.

The following table sets forth the computation of basic and diluted net income per common share:

June 7, 2019 (date of formation) to December 31, 2019	Amount

Net loss	$(2,866,073)
Dividends	—
Stock option	—

Adjusted net income (loss) attribution to stockholders	$(2,866,073)

Weighted-average shares of common stock outstanding
Basic and Diluted	79,457,576

Net income (loss) attribute to shareholders per share
Basic and Diluted	$(0.04)

6.	INCOME TAX PROVISION

The Company did not have material income tax provision (benefit) because of net loss and valuation allowances against deferred income tax provision for the year ended December 31, 2019.

A reconciliation of the Company’s effective tax rate to the statutory federal rate is as follows:

Description	Rate

Statutory federal rate	21.00%
State income taxes net of federal income tax benefit and others	0.00%
Permanent differences for tax purposes and others	0.00%
Change in valuation allowance	-21.00%

Effective tax rate	0.00%

The income tax benefit differs from the amount computed by applying the U.S. federal statutory tax rate of 21%, primarily due to the change in the valuation allowance and state income tax benefit, offset by nondeductible expenses.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

6.	INCOME TAX PROVISION (continued)

The components of deferred tax assets and liabilities are as follows:

June 7, 2019 (date of formation) to December 31, 2019	Amount

Deferred tax assets:
Net operating loss	$574,694
Other temporary differences	114,472

Total deferred tax assets	689,166
Less - valuation allowance	(689,166)

Total deferred tax assets	$—

At December 31, 2019, the Company had available net operating loss carryovers of approximately $689,167. Per the Tax Cuts and Jobs Act (TCJA) implemented in 2018, the two-year carryback provision was removed and now allows for an indefinite carryforward period. The carryforwards are limited to 80% of each subsequent year's net income. As a result, net operating loss may be applied against future taxable income and expires at various dates subject to certain limitations. The Company has a deferred tax asset arising substantially from the benefits of such net operating loss deduction and has recorded a valuation allowance for the full amount of this deferred tax asset since it is more likely than not that some or all of the deferred tax asset may not be realized.

The Company files income tax returns in the U.S. federal jurisdiction and Nevada and is subject to income tax examinations by federal tax authorities for tax year ended 2019 and later and by not subject to Nevada authorities for tax year ended 2019 and later. The Company currently is not under examination by any tax authority. The Company’s policy is to record interest and penalties on uncertain tax positions as income tax expense. As of December 31, 2019, the Company has no accrued interest or penalties related to uncertain tax positions.

At year ending December 31, 2019, the Company had cumulative net operating loss carryforwards for federal tax purposes of approximately $689,167. In addition, the Company had state tax net operating loss carryforwards of approximately $0. The carryforwards may be applied against future taxable income and expires at various dates subject to certain limitations.

7.	RELATED PARTY TRANSACTIONS

The Company had the following related party transactions:

●	Outside Services – One of the Company’s outside contractor or consultant is Mr. Thomas Ziemann, a shareholder of the Company. Mr. Thomas Ziemann provides various consulting services to the Company. The Company recorded expense of $79,114 for period June 7, 2019 (date of formation) to December 31, 2019 and had outstanding balance recorded as accrued expense of $79,114 as of December 31, 2019.

●	Outside Services – One of the Company’s outside contractor or consultant is Mr. Daniel Capri, a shareholder and Chief Executive Officer of the Company. Mr. Daniel Capri provides various consulting and management services to the Company. The Company recorded expense of $16,295 for period June 7, 2019 (date of formation) to December 31, 2019 and had outstanding balance recorded as accrued expense of $16,295 as of December 31, 2019.

7.           RELATED PARTY TRANSACTIONS (continued)

●	Outside Services – One of the Company’s outside contractor or consultant is Mr. Rob Ekstedt, a shareholder of the Company. Mr. Rob Ekstedt provides various consulting services to the Company. The Company recorded expense of $4,000 for period June 7, 2019 (date of formation) to December 31, 2019 and had outstanding balance recorded as accrued expense of $4,000 as of December 31, 2019.

●	Outside Services – One of the Company’s outside contractor or consultant is Mr. Mike Quaid, a shareholder of the Company. Mr. Mike Quaid provides various consulting services to the Company. The Company recorded expense of $19,996 for period June 7, 2019 (date of formation) to December 31, 2019 and had outstanding balance recorded as accrued expense of $19,996 as of December 31, 2019.

●	Line of Credit – On July 1, 2019, the Company entered into a line of credit agreement in the amount of $300,000 with Daniel Capri, the owner and founder of Whale Sports and President of the Company. The maturity date of the line of credit is June 30, 2021.

●	Line of Credit – On July 1, 2019, the Company entered into a line of credit agreement in the amount of $150,000 with Giang Hoang, a shareholder of the Company. The maturity date of the line of credit is June 30, 2021.

●	Line of Credit – On July 1, 2019, the Company entered into a line of credit agreement in the amount of $300,000 with Michael Quaid, Chief Executive Officer of the Company. The maturity date of the line of credit is June 30, 2021.

8.	COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company entered into the following operating facility lases:

●	Cheyenne Fairways – On July 25, 2019, the Company entered into an operating facility lease for its corporate office located in Las Vegas with 84 months term and with option to extend from 2 years to 5 years at the market rate. The lease started on September 1, 2019 and expires on August 31, 2026.

●	Cheyenne Technology Center – On September 16, 2019, the Company entered into an operating facility lease for its retail and warehouse located in Las Vegas for 37 months expiring on November 31, 2022.

The two facility leases for two separate locations dated on July 25, 2019 and September 16, 2019. Rent expense paid under the lease agreements for period June 7, 2019 (date of formation) to December 31, 2019 was $133,835.

For operating leases, we calculated right of use assets and lease liabilities based on the present value of the remaining lease payments as of the date of adoption using the incremental borrowing rate. The adoption of ASC 842 resulted in recording an adjustment to operating lease right of use assets and operating lease liabilities of $1,173,515 million and

$1,211,359 million as of December 31, 2019. The difference between the operating lease ROU assets and operating lease liabilities at transition represented existing deferred rent expenses and tenant improvements, and indirect costs that was derecognized. The adoption of ASC 842 did not materially impact our results of operations, cash flows, or presentation thereof.

8.	COMMITMENTS AND CONTINGENCIES (continued)

Operating Leases (continued)

In accordance with ASC 842, the components of lease expense were as follows:

June 7, 2019 (date of formation) to December 31, 2019	Fairways	Technology Center	Total

Operating lease expense	$37,044	$3,523	$40,567

Total lease expense	$37,044	$3,523	$40,567

In accordance with ASC 842, maturities and operating lease liabilities as of December 31, 2019 were as follows:

Year ended December 31,	Fairways	Technology Center	Total

Undiscounted cash flows:
2020	$244,963	$29,389	$274,352
2021	231,695	30,564	262,259
2022	238,252	26,332	264,584
2023	244,810	—	244,810
2024	251,367	—	251,367
Thereafter	434,974	—	434,974
Total undiscounted cash flows	1,646,061	86,285	1,732,346

Discounted cash flows:
Lease liabilities - current	223,277	27,388	250,665
Lease liabilities - long-term	864,968	46,061	911,029
Total discounted cash flows	1,088,245	73,449	1,161,694

Difference between undiscounted and discounted cash flows	$557,816	$12,836	$570,652

8.	COMMITMENTS AND CONTINGENCIES (continued)

Operating Leases (continued)

In accordance with ASC 842, future minimum lease payments as of December 31, 2019 were as follows:

Year ending	Fairways	Technology Center	Total

Minimum lease payments
2020	$223,277	$27,388	$250,665
2021	187,112	25,784	212,896
2022	170,753	20,277	191,030
2023	155,707	—	155,707
2024	141,885	—	141,885
Thereafter	209,511	—	209,511

Present values of minimum lease payments	$1,088,245	$73,449	$1,161,694

Contingencies

The Company is subject to various legal proceedings from time to time as part of its business. As of December 31, 2019, the Company was not currently party to any legal proceedings or threatened legal proceedings, the adverse outcome of which, individually or in the aggregate, it believes would have a material adverse effect on its business, financial condition and results of operations.

9.	SUBSEQUENT EVENTS

The Company evaluated all events or transactions that occurred after December 31, 2019 up through the date the financial statements were available to be issued. During this period, the Company did not have any material recognizable subsequent events required to be disclosed as of and for the year ended December 31, 2019.